July 12, 1996
Heart Labs of America, Inc.
1903 South Congress Ave. Ste 400
Boynton Beach, Florida  33426

          Re:     Heart Labs of America, Inc.
                  Registration Statement on Form S-8

Gentlemen:

          We have represented Heart Labs of America, Inc., a Florida corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 450,000 shares ("Shares") of the Company's common stock, no par value ("Common Stock") pursuant to the terms of a Consulting Services Agreement with Bradley T. Ray dated June 7, 1996 ("Plan"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

          We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                                       Very truly yours,

                                                       BREWER & PRITCHARD